As filed with the Securities and Exchange Commission on April 28, 2016

Registration No. [●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARM Holdings plc

(Exact Name of Registrant as specified in its charter)

England and Wales		N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
110 Fulbourn Road Cambridge CB1 9NJ, England
(Address including zip code of Principal Executive Offices)

ARM Holdings plc Employee Equity Plan ARM Holdings plc Employee Stock Purchase Plan ARM Holdings plc Sharematch Plan
(Full title of the plans)

ARM, Inc. 150 Rose Orchard Way San Jose, CA 95131-1308 (408) 576-1500

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Jean McLoughlin Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary Shares of .05p each par value, reserved for issuance pursuant to the ARM Holdings plc Employee Equity Plan(4)	10,000,000	$13.28	$132,800,993	$13,373.06
Ordinary Shares of .05p each par value, reserved for issuance pursuant to the ARM Holdings plc Employee Stock Purchase Plan(4)	10,000,000	$13.28	$132,800,993	$13,373.06
Ordinary Shares of .05p each par value, reserved for issuance pursuant to the ARM Holdings plc Sharematch Plan(4)	10,000,000	$13.28	$132,800,993	$13,373.06
Total Ordinary Shares	30,000,000	N/A	$398,402,979	$40,119.18

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares of .05p each par value (“Ordinary Shares”), of ARM Holdings plc (the “Registrant”) issuable pursuant to the plans set forth in this table (collectively, the “Plans”). The shares allocated to each Plan may be used under any of the Plans, pursuant to the terms of the applicable Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under any of the Plans by reason of any share dividend, share split or other similar transaction.

(2)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average high and low sale price of the securities being registered hereby on the London Stock Exchange on April 26, 2016, translated at the Federal Reserve Bank of New York Noon Buying Rate of U.S. $1.4390 per GBP 1.0 on April 22, 2016.

(3)	Rounded up to the nearest penny.

(4)	The Ordinary Shares being registered hereby may be represented by the Registrant’s American Depositary Shares, evidenced by American Depositary Receipts.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and filed on February 18, 2016.

(b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in Item 3(a) above.

(c) The description of the Registrant’s American Depositary Shares evidenced by American Depositary Receipts, each representing three Ordinary Shares, and Ordinary Shares contained in the Registrant’s Registration Statement on Form 8A dated March 27, 1998, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable, see Item 3(c).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 123 of ARM’s Articles of Association provides:

“So far as may be permitted by the Legislation every Relevant Officer shall be indemnified by the Company out of its own funds against:

123.1.1 any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company of the Company other than: (i) any liability to the Company or any Associated Company; and (ii) any liability of the kind referred to in Section 234(3) of the Companies Act 2006; and

123.1.2 any other liability incurred by or attaching to him in relation to or in connection with his duties, powers or office, including in connection with the activities of the Company or an Associated Company in its capacity as a trustee of an occupational pension scheme.

123.2 Where a Relevant Officer is indemnified against any liability in accordance with this Article 123, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

123.3 In this Article 123:

123.3.1 “Associated Company” shall have the same meaning as in Section 256 of the Companies Act 2006; and

123.3.2 “Relevant Officer” means a Director, former Director or Secretary of the Company or of an Associated Company of the Company

Sections 232- 234, 1157 and 204 of the U.K. Companies Act 2006 provide as follows:

“232 Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233 Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234 Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)     a fine imposed in criminal proceedings, or

(ii)    a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director—

(i)     in defending criminal proceedings in which he is convicted, or

(ii)    in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)   in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—

(i)     if not appealed against, at the end of the period for bringing an appeal, or

(ii)    if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)     if it is determined and the period for bringing any further appeal has ended, or

(ii)    if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

1157 Power of court to grant relief in certain cases

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

204 Exception for expenditure on defending proceedings etc

(1)	Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—

(a)	to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him—

(i)     in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or

(ii)    in connection with an application for relief (see subsection (5)), or

(b)	to enable any such director to avoid incurring such expenditure, if it is done on the following terms.

(2)	The terms are—

(a)	that the loan is to be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged, in the event of—

(i)     the director being convicted in the proceedings,

(ii)    judgment being given against him in the proceedings, or

(iii)   the court refusing to grant him relief on the application; and

(b)	that it is to be so repaid or discharged not later than—

(i)    the date when the conviction becomes final,

(ii)   the date when the judgment becomes final, or

(iii)  the date when the refusal of relief becomes final.”

ARM maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse ARM for amounts that it may be required or permitted by law to pay directors or officers of ARM. In addition, ARM has entered into indemnification agreements with its directors and certain officers pursuant to which ARM has agreed to indemnify each such individual for all liabilities they incur as a consequence of their agreement to be appointed as directors or officers of ARM or as a result of the discharge of their duties or exercise of their powers related to their agreement to be appointed as directors or officers of ARM.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4	Articles of Association (incorporated herein by reference to the annual report on Form 20-F, filed on February 18, 2015)
5	Opinion of Davis Polk & Wardwell London LLP, U.K. counsel of ARM Holdings plc (filed herewith)
23.1	Consent of Davis Polk & Wardwell London LLP, U.K. counsel of ARM Holdings plc (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith)
24	Powers of Attorney (included in the signature pages hereto)
99.1	ARM Holdings plc Employee Equity Plan 2016
99.2	ARM Holdings plc Employee Stock Purchase Plan 2016
99.3	ARM Holdings plc Sharematch Plan 2016

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, on this 28th day of April, 2016.

ARM Holdings plc

By:	/s/ Simon Segars
Name:	Simon Segars
Title:	Chief Executive Officer

ARM, Inc. (Authorized Representative in the United States)

By:	/s/ Simon Segars
Name:	Simon Segars
Title:	President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip Davis, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simon Segars	Chief Executive Officer	28th April, 2016
Simon Segars	(Principal Executive Officer)

/s/ Chris Kennedy	Chief Financial Officer	28th April, 2016
Chris Kennedy	(Principal Financial and Accounting Officer)

/s/ Stuart Chambers	Director	28th April, 2016
Stuart Chambers

/s/ Mike Muller	Director	28th April, 2016
Mike Muller

/s/ Andy Green	Director	28th April, 2016
Andy Green

/s/ Larry Hirst	Director	28th April, 2016
Larry Hirst

/s/ John Liu	Director	28th April, 2016
John Liu

/s/ Janice Roberts	Director	28th April, 2016
Janice Roberts

/s/ Lawton Fitt	Director	28th April, 2016
Lawton Fitt

/s/ Stephen Pusey	Director	28th April, 2016
Stephen Pusey

EXHIBIT INDEX

Exhibit Number
4	Articles of Association (incorporated herein by reference to the annual report on Form 20-F, filed on February 18, 2015)
5	Opinion of Davis Polk & Wardwell London LLP, U.K. counsel of ARM Holdings plc (filed herewith)
23.1	Consent of Davis Polk & Wardwell London LLP, U.K. counsel of ARM Holdings plc (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith)
24	Powers of Attorney (included in the signature pages hereto)
99.1	ARM Holdings plc Employee Equity Plan 2016
99.2	ARM Holdings plc Employee Stock Purchase Plan 2016
99.3	ARM Holdings plc Sharematch Plan 2016